Exhibit 99.02

May 13, 2013

Dear MacroSolve Shareholders,

In September 2012, we wrote to you concerning the Company’s new strategy going forward after the sale of the Illume Mobile business unit.  We are writing to you now to provide an update on the strategy and to keep you apprised of our current operations.

As expected, the sale of Illume Mobile substantially reduced our overhead as we retained only the core competencies needed to support our new strategy.  That strategy involves licensing MacroSolve’s intellectual property to highly-selective candidate companies at an attractive royalty rate in support of a joint business opportunity. Following licensing, our plan was to utilize our resources and experience to assist the venture in becoming financially successful.

Our strategy included a willingness to take compensation in the form of an equity position in the candidate company and also creating income via our consulting services and patent licensing fees.  Given that the candidate companies are usually small and constrained from paying a sizeable patent licensing fee, we created some innovative licensing approaches, including payment per software download, which provided an affordable licensing opportunity to small companies.  Our first transaction was with Decision Point Systems who purchased Illume Mobile.  Our second was with MEDL Mobile and we have several additional opportunities in the pipeline.  We have delayed making a final commitment to our new strategy until we were confident that it would produce the expected results; we have now reached that point of confidence.

There are tremendous opportunities to be pursued in the mobile app intellectual property space. According to Research2Guidance, the market for mobile applications development services reached $20.5 billion in 2011 and will grow in value to $100 billion in 2015. And many of the new companies formed to meet this demand fit the profile of our “candidate companies”, especially those that are just starting or expanding who need management reinforcements.

The new strategy has resulted in positive cash flow since the 4th quarter of 2012 and profitability for the 1st quarter of 2013.  At this time, we plan to build on the success of the last two reporting quarters by focusing on our core competencies and business development activities.

Our fixed cost structure involves three employees all of whom are critical to the execution of our strategy. All other resources are outsourced as each new project demands.  This low cost structure reduces risk and allows profits to flow to the bottom line, the result of which is that we are reducing our debt, improving our operating benchmarks and building our cash reserves.

We continue to enforce our rights under United States Patent Number 7,822,816 which was issued to us in 2010.  Reports on the status of these legal proceedings are provided in our 10-Q and 10-K filings.  The enforcement pace is accelerating with Markman Hearings scheduled for late 2013 and trial for mid-2014.

Our current status as a Voluntary Reporting Entity allows us to forego the requirement for costly annual shareholder meetings, so we encourage you to continue reading our SEC filings and press releases for the latest Company news. Our website, www.macrosolve.com, and our social media outlets, including Facebook and LinkedIn, are other ways to stay connected with us. Consider subscribing to our Blog which often features our thoughts on issues affecting smaller companies, including patent matters and defense of innovation. You may also contact us by email at info@macrosolve.com and I will personally handle your inquiry.

We thank our loyal shareholders who have been with us during this exciting transition and hope to reward that loyalty via good execution of our new strategy.

Sincerely,

Jim McGill
Chairman of the Board and Chief Executive Officer